PRESS RELEASE

BJ’s Wholesale Club Announces Change to Board of Directors

Judy Werthauser to step down from the Board to pursue new opportunity

MARLBOROUGH, Mass. (February 2, 2023) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (“BJ’s” or the “Company”) today announced that Judy Werthauser has resigned from its Board of Directors (“Board”) to pursue a new opportunity.

Ms. Werthauser has served on the Company’s Board since November 2018 and was most recently Chair of the Compensation Committee as well as a member of the Nominating and Corporate Governance Committee. As part of Ms. Werthauser’s departure, the Board intends for Chris Peterson to join the Compensation Committee and Ken Parent to be appointed as Chair of the Compensation Committee.

“Since joining our Board over four years ago, Judy has brought a deep knowledge of omni-channel retail and building strong team member cultures, which have been critical drivers of our growth,” said Chris Baldwin, Chairman of the Board. “On behalf of our Board and the BJ’s management team, we thank Judy for her leadership and guidance during her time with us. We wish her the best of luck in her future endeavor.”

Ms. Werthauser stated, “I joined the BJ’s Board shortly after its initial public offering in 2018 and it has been an honor to have played a part in the Company’s transformational growth over the years. I’d like to thank my fellow directors for their partnership, and I am confident in the BJ’s leadership team and its ability to deliver continued success in the years to come.”

The Board intends to identify a new director in due course. The Board regularly evaluates the composition of its directors, striving for a proper combination of skillsets and diversity of experience and thought to successfully govern the Company’s execution of its strategic priorities.

About BJ’s Wholesale Club Holdings, Inc.

Headquartered in Marlborough, Massachusetts, BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs in the Eastern United States focused on delivering significant value to its members. The Company provides a curated assortment of grocery, general merchandise, gasoline and other ancillary services to offer a differentiated shopping experience that is further enhanced by its omnichannel capabilities. Since pioneering the warehouse club model in New England in 1984, the Company currently operates 235 clubs and 164 BJ’s Gas® locations in 18 states. For more information, please visit us at www.bjs.com or on Facebook, Twitter or Instagram.

Investor Contact:
Catherine Park
Vice President, Investor Relations
cpark@bjs.com
(774) 512-6744

Media Contact:
Peter Frangie
Vice President, Corporate Communications
pfrangie@bjs.com
(774) 512-6978